Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made December 5, 2005, effective January 1, 2006, by and between D & E COMMUNICATIONS, INC. (the “Company”), a Pennsylvania business corporation, and G. WILLIAM RUHL (the “Consultant”), an adult individual.

BACKGROUND

The Company is engaged in the communications business. The Consultant has served for many years as an officer and employee of the Company, and has retired as of January 1, 2006. The Company desires to retain access to the Consultant’s experience, expertise and professional advice and the parties have therefore agreed that he shall render advice and consulting services to the Company under the terms and conditions contained herein.

AGREEMENT

Therefore, each intending to be legally bound hereby, the parties agree as follows:

1. Consulting Services.

(a) Under and subject to the terms and conditions contained herein, during the term of this Agreement the Consultant shall render to the Company consulting and executive management services relating to all aspects of the Company’s business, including public relations. The Consultant’s services will be rendered upon the request of the Company’s Chief Executive Officer or any other employee designated by him and shall entail work and services in conjunction with Company’s officers, directors and employees, as well as its customers, vendors and other consultants. The Consultant shall use his best efforts, talents and abilities in the performance of his services hereunder and will devote such reasonable amount of his time and attention as may be required to fulfill the same.

2. Term. The term of this Agreement shall be for a period of five (5) years, commencing as of January 1,2006 (the “Term”).

3. Compensation and Expenses.

(a) Consulting Fees. In connection with the Consultant’s services and the performance of his obligations hereunder, the Company shall pay to him consulting fees in the amount of Fifty Thousand Dollars ($50,000.00) per year in quarterly payments of Twelve Thousand Five Hundred Dollars ($12,500.00) on or before the first day of the first month of the quarter.

(b) Expenses. The Company shall reimburse the Consultant for all out-ofpocket expenses incurred by him in the performance of his services, including, without limitation, travel and lodging expenses and meeting registration fees, including education sessions and seminars, provided he has received prior approval for such expenses from the Company’s Chief Executive Officer or his designee and produces receipts to substantiate the payment of those expenses.

(c) Facilities. In connection with the services hereunder the Company shall provide to Consultant office space, access to Company computer network, a laptop computer, a mobile phone and reimbursement for associated Company expense, and card access to Company premises.

4. Intellectual Property.

(a) Subject to the terms of Subsection 4(e), the Consultant hereby acknowledges and agrees that all data, information, concepts, know-how, ideas, inventions, processes, products or other intellectual property, in whatever form or media, first discovered, generated, produced or created entirely or partially by the Company and/or the Consultant in the course of his services hereunder (the “Work Product”) shall be the sole and exclusive property of the Company and the Consultant hereby grants to the Company and the Company hereby accepts, the entire right, title and interest of the Consultant, if any, in and to the Work Product and in and to all patents, copyrights, trade secrets and other proprietary rights in or based upon the Work Product;

(b) The Consultant shall disclose promptly to the Company any and all works, identifiers, ideas, inventions, discoveries and improvements (“Inventions”) authored, conceived, made or reduced to practice by the Consultant, either solely or jointly with others, during the term of this Agreement and his services for the Company and related to or arising out of his work and/or any other business or activities of the Company or authored, conceived, made or reduced to practice utilizing the Company’s facilities, equipment or supplies or otherwise resulting from the Consultant’s use or knowledge of Confidential Information (defined in Section 5);

(c) Whenever requested to do so by the Company, the Consultant shall execute, whether during the term of this Agreement or after its termination, without additional compensation, any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent, trademarks or copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein, including those necessary and attendant to domestic and foreign patent applications, including, but not limited to, divisional, continuation, continuation in-part, substitute and/or reissue applications, and all other instruments for the perfection of intellectual property rights, including related registrations of issued patents, design patent applications and registrations, applications for utility models and industrial models, and copyrights;

(d) The Consultant’s obligations hereunder shall continue beyond the termination of his services with respect to works, inventions, discoveries, and improvements authored, conceived, made or reduced to practice by the Consultant during the term of this Agreement and/or the period of his services. The Consultant agrees that, in the event of publication by him of written or graphic materials relating to any of those items of intellectual property referred to above, the Company will retain and own all rights in such materials, including the right of copyright; and

(e) The parties acknowledge that the obligations of the Consultant pursuant to the preceding Subsections 4(a) through 4(d) shall be subject to and limited by the following provisions:

(i) the Work Product and Inventions of the Consultant subject to this Section 4 shall exclude those not relating in some manner to the products and product lines sold or under development by the Company from time to time.

5. Confidentiality. The Consultant shall keep and hold in strict confidence and not disclose the Company’s Confidential Information to any party other than those parties authorized by the Company at any time, either during the term of the Consultant’s consulting services for the Company or subsequent thereto. In addition, the Consultant shall not use or reproduce Confidential Information for any purpose other than in furtherance of the best interests of the Company and without the Company’s prior consent. For purposes of this Agreement, the term “Confidential Information” means and includes all information disclosed by the Company to the Consultant or learned by the Consultant as a consequence of his employment by the Company and/or his services hereunder for the Company, including, without limitation, (i) the Company’s processes, products, technology, trade secrets, advances, research and development, documentation or know-how, whether or not patented or patentable, (ii) the Company’s customers and suppliers, including the identity, purchase patterns, business practices, contact persons or records of any customer or supplier, (iii) the Company’s financial data, records, pricing practices, and other financial information, and (iv) any other confidential or proprietary information of the Company. Confidential Information shall not include information, which is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement or information, which is disclosed by the Consultant with the prior written consent of the Company. Upon termination of the Consultant’s services for the Company or upon the Company’s request, the Consultant shall return to the Company all documents, drawings, plans, papers, computer disks and all other tangible media containing or reflecting Confidential Information, including all copies and reproductions thereof in his possession.

6. Covenant Not to Compete. In consideration of the obligations of the Company hereunder, including payment of the fees specified in Subsection 3(a) above, the Consultant agrees that during the term of this Agreement and for a period of three (3) years thereafter, he shall not:

(a) Directly or indirectly, whether as an employee, proprietor, owner, partner, agent, consultant, independent contractor, member, shareholder or otherwise, engage in or otherwise operate, control, join or participate in, lend money to, or be connected with any company, person or business entity involved or engaged to any degree in the communications business in any way competitive with the business of the Company, as the same may change from time to time, anywhere in the world (individually and collectively “Business Activities”); or

(b) Assist any other person or entity in the pursuit of the Business Activities from which he is prohibited in engaging under the provisions of Subsection (a) above; or

(c) Induce any present or future employees, consultants, or representatives of the Company or its subsidiaries or affiliates to terminate their employment or engagement with the Company or its subsidiaries or affiliates.

For purposes of this Agreement, a “subsidiary” of the Company shall mean any entity, whether a corporation, partnership, limited liability company, or other business association or entity, of which at least a majority of the ownership interests are held by the Company and an “affiliate” of the Company shall mean any such entity in which the Company holds any ownership interest.

7. Judicial Construction. The parties expressly agree that, although they consider the restrictions contained in Sections 4,5 and 6 of this Agreement to be reasonable for the purposes of preserving the Company’s business, if a final judicial determination is made by a court having jurisdiction to the effect that any restriction contained therein is an unreasonable or otherwise unenforceable restriction against the Consultant by reason of the duration, geographical area or scope of activities proscribed, the provisions of those Sections shall not be rendered void, but shall be deemed amended to the extent as such court may judicially determine or indicate to be reasonable and enforceable, and the parties hereby request such court to modify such restrictions to the extent necessary in order to enable such restrictions to be and remain valid and enforceable.

8. Severability. Any term or provision of this Agreement, including, without limitation, any provision of Sections 4, 5 or 6, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9. Independent Contractor. In the performance of his services hereunder the Consultant shall be an independent contractor and shall not be deemed or construed to be an employee or partner of the Company. Consultant will not receive or participate in any Company benefits and insurance coverage, including, but not limited to, workers’ compensation insurance, except for such benefits as the Company may provide to him as a retiree or a member of the Company’s Board of Directors.

10. Termination. This Agreement shall terminate thirty (30) days after the death of Consultant. This Agreement shall terminate upon the Consultant’s material breach of the provisions of Paragraphs 4, 5, or 6. Upon such termination, all payments provided for under Paragraph 3(a) shall be discontinued by the Company. If the Company terminates this Agreement without cause or discontinues paying Consultant in accordance with Paragraph 3(a) without cause during the Term, the fees due for the balance of the Term shall immediately be due and payable to Consultant.

11. Miscellaneous.

11.1 Notices. Each of the parties hereto hereby represents that the address hereinbelow specified for such party is the correct and complete address for such party at which all notices relating to this Agreement may be received by such party, unless and only to the extent that either such party shall specify some other address by a notice given to the other party. Unless specifically stated to the contrary, all notices relating hereto shall be in writing and shall be deemed delivered when delivered in person to the party to which such notice is being given or when mailed by registered or certified mail, return receipt requested, postage pre-paid, to such party at the address hereinbelow specified or at such other address as may be hereafter specified by like notice by either party to the other:

To the Company:

D & E Communications, Inc.
124 East Main Street
P.O. Box 458
Ephrata, P A 17522-0458
To the Consultant:

G. William Ruhl
630 Horseshoe Trail Drive
Lebanon, P A 17042

11.2 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its choice of law provisions.

11.3 Captions; References. The Section and Subsection captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, personal representatives and permitted assigns. The Consultant shall not assign his rights nor delegate his duties hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the prior consent of the Consultant.

11.5 Entire Agreement and Amendments. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, understandings and agreements of any nature whatsoever, whether oral or written, with respect to the subject matter hereof. No amendment, wavier or discharge of any provision of this Agreement shall be effective against any party, unless that party shall have consented thereto in writing.

11.6 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

D&E COMMUNICATIONS, INC.

By:
(SEAL)
Witness	G. William Ruhl

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